                                                              EXHIBIT 10.19(b)



                MASTER LIMITED PARTNERSHIP AGREEMENT


        THIS MASTER LIMITED PARTNERSHIP AGREEMENT (this "Agreement") is made and entered into as of July 15, 1993 by and among KILICO REALTY CORPORATION, an Illinois corporation ("KILICO Realty"); FKLA REALTY CORPORATION, an Illinois corporation ("FKLA Realty"); FEDERAL KEMPER LIFE ASSURANCE COMPANY, an Illinois insurance corporation ("FKLA"); KEMPER INVESTORS LIFE INSURANCE COMPANY, an Illinois insurance corporation ("KILICO"); KR BLACK MOUNTAIN, INC., a Delaware corporation ("KRBM"); KR VENTURE WAY, INC., a Delaware corporation ("KRVW"); KR BRANNAN RESOURCES, INC., a Delaware corporation ("KRBR"); KR CRANBURY, INC., a Delaware corporation ("KR Cran"); KR SEAGATE/GATEWAY NORTH, INC., a Delaware corporation ("KRS/G"); KR CLAY CAPITAL, INC., a Delaware corporation
 ("KR Clay"); KR DELTA WETLANDS, INC., a Delaware corporation ("KRDW"); KR LAFAYETTE APARTMENTS, INC., a Delaware corporation ("KR Lafayette"); KR
 RED HILL ASSOCIATES, INC., a Delaware corporation ("KRRH"); KR AVONDALE REDMOND, INC., a Delaware corporation ("KRAR"); AMERICAN MOTORISTS INSURANCE COMPANY, an Illinois insurance corporation ("AMICO"); AMICO REALTY CORPORATION, an Illinois corporation ("AMICO Realty"); KEMPER REALTY CORPORATION, a Florida corporation ("K Realty"); KEMPER PORTFOLIO CORP., a Delaware corporation ("KPC"); and KFC PORTFOLIO CORP., a Delaware corporation ("KFCPC").

        WHEREAS, the parties hereto, Kemper Corporation, a Delaware corporation ("Kemper"), Lumbermens Mutual Casualty Company, an Illinois mutual insurance company ("Lumbermens"), Economy Fire & Casualty Company, an Illinois insurance corporation, and Kemper Reinsurance Company, an Illinois insurance corporation, have entered into that certain Agreement to Form
 Partnership, dated as of March 18,  1993  (the  "Formation  Agreement");

        WHEREAS, pursuant to the Formation Agreement, the parties hereto have agreed to form a limited partnership (the "Partnership") pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware, as amended (the "Act"), upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, (i) the Kemper Joint Venturers (as  defined  in  the Formation
 Agreement) shall contribute to the Partnership 100% of their   respective
 equity interests in each of the Kemper Joint Ventures listed on Schedule A hereto (the "Kemper Joint Ventures"), or such lesser percentage as shall not result in termination of the Kemper Joint Ventures as partnerships under the Internal Revenue Code, together with 100% of their interests in the related Joint Venture Agreements (as hereinafter defined) and the Lumbermens Joint Venturers shall contribute to the Partnership 100% of their respective equity interests in each of the Lumbermens Joint Ventures listed on Schedule B hereto (the "Lumbermens Joint Ventures") (the Kemper Joint Ventures and Lumbermens Joint Ventures being collectively referred to herein as the "Joint Ventures"), or such lesser percentage as shall not result in termination of the Lumbermens Joint Ventures as partnerships under the Internal Revenue Code, together with 100% of their interests in the related Joint Venture Agreements, (ii) KPC and KFCPC shall contribute to the Partnership 100% of their respective equity interests in Kemper/Bedford Properties, Inc., a Delaware corporation ("KBP") and 100%
   of their interests in the KBPI Stockholders Agreement (as hereinafter defined), (iii) subject to Section 15A of the Formation Agreement, FKLA, KRAR, KILICO, KILICO Realty and KRBR (the "Kemper Participating
   Mortgagees") shall contribute to the Partnership, pursuant to the Participation Agreement (as defined below), participating interests in all of their respective rights to receive Additional Interest (as defined in the Participation Agreement) under each of the Participating Mortgage Loan Documents relating to the Participating Mortgage Projects (each as defined in the Formation Agreement), (iv) subject to Section 15A of the Formation Agreement, KRRH and KRS/G (the "Kemper Optionees") shall each contribute to the Partnership 100% of their respective option rights with respect to the Option Properties (as defined in the Formation Agreement); and (v) AMICO Realty shall contribute to the Partnership 100% of its equity interests in Memory Gardens, Inc., a California corporation ("Memory Gardens").

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises and undertakings herein set forth, the parties hereto agree as follows:


                             ARTICLE I

                     FORMATION AND ORGANIZATION

   Section 1.1. Formation of the Partnership. The Managing General Partners, the General Partners and the Limited Partners hereby form the Partnership as a limited partnership pursuant to the Act, upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The partnership interest of each Partner in the Partnership shall be personal property for all purposes. The Managing General Partners shall, promptly after the execution and delivery of this Agreement, cause an executed original of a certificate of limited partnership to be filed for record on behalf of the Partnership in the office of the Secretary of State of Delaware. The Managing General Partners shall also cause to be made, from time to time, further filings to reflect any matter with respect to which such filing is required under the Act.

            Section 1.2.  Name of Partnership.
   The name of the Partnership shall be "KLMLP, L.P." All business of the Partnership shall be conducted under the name of the Partnership, and title to all property (real, personal and mixed) owned by or leased to the Partnership shall either be held in such name or in the name of such nominee or trust for the benefit of the Partnership as shall be selected by the Managing General Partners. The Managing General Partners shall file or cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificates as may from time to time be required by law or as may be appropriate, in the judgment of the Managing General Partners.

            Section 1.3.  Registered Agent and Office; Principal Office.
   The registered agent and registered office of the Partnership in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal office of the Partnership shall be c/o Kemper National Insurance Companies, One Kemper Drive, Long Grove, Illinois 60049, Attention: Chief Financial Officer. The registered agent and office, and the principal office of the Partnership, may be changed from time to time as determined by the Managing General Partners with notice to each Partner.

            Section 1.4.  Term.  The Partnership shall
  commence upon the filing of the Certificate of Limited Partnership in accordance with the Act and shall continue in existence until the close of Partnership business on December 31, 2018, or until the earlier termination of the Partnership in accordance with the provisions of this Agreement.


                             ARTICLE II

                            DEFINITIONS

            Section 2.1.  General Definitions.
  All terms which are capitalized and not otherwise defined herein or in the recitals hereto shall be defined as defined in the Formation Agreement, as the Formation Agreement is in effect on the date hereof but in any event giving effect to the provisions of Section 15A(h) of the Formation Agreement. The following terms shall have the meanings set forth below, unless the context otherwise requires:

            "Certificate of Limited Partnership" means the Certificate of Limited Partnership for the Partnership filed with the Secretary of State of Delaware, as such certificate may be amended or restated from time to time.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

            "Contributed Property" means the assets described in Schedule E hereto which are to be contributed to the Partnership by each of the Partners pursuant to Section 4.1 hereof.

            "General Partner" shall mean FKLA Realty and each Person, other than the Managing General Partners, designated as a general partner of the Partnership pursuant to the terms of this Agreement.

            "General Partner Unit" means a Unit representing an interest of a General Partner in the Partnership.

            "Joint Venture Agreements" means the joint venture agreements entered into by the Joint Venturers and other parties signatory thereto with respect to the Partnership Joint Ventures, as amended from time to time.

            "Joint Venturers" means the Kemper Joint Venturers and the Lumbermens Joint Venturers.

            "KBPI Stockholders Agreement" means the Stockholders Agreement dated as of December 23, 1986 between Bedford Properties, Inc. and various Kemper companies signatory thereto, as such agreement may be amended or restated from time to time.

            "Kemper Managing General Partner" means KILICO Realty or any successor thereto designated and admitted to the Partnership in accordance with the terms of this Agreement.

            "Kemper Partners" shall mean all Partners which are Affiliates of Kemper, and "Kemper Partner" shall mean any one of the Kemper Partners, individually.

            "Limited Partner" means each of the Persons listed on Schedule D attached hereto and made a part hereof (or any other Person), in its capacity as a limited partner of the Partnership pursuant to the terms of this Agreement.

             "Limited Partner Unit" means a Unit representing an interest of a Limited Partner in the Partnership.

             "Losses" means the net losses of the Partnership as determined for Federal income tax purposes and each item of income, gain, loss or deduction entering into the computation thereof.

             "Lumbermens Managing General Partner" means AMICO Realty or any successor thereto designated and admitted to the Partnership in accordance with the terms of this Agreement.

             "Lumbermens Partners" shall mean all Partners which are Affiliates of Lumbermens.

             "Majority Partners" means Partners holding more than 50% of the Units held by Partners.

             "Management Agreement" means the Management Agreement dated as of July 31, 1992, by and among KBPI, KREMCO, Peter B. Bedford and the other parties signatory thereto, as such agreement may be amended or restated from time to time.

             "Managing General Partner" means each of the Kemper Managing General Partner and the Lumbermens Managing General Partner, in its capacity as a managing general partner of the Partnership pursuant to the terms of this Agreement.

             "Managing General Partner Unit" means a Unit representing an interest of a Managing General Partner in the Partnership.

             "Participation Agreement" means that certain Participation Agreement of even date herewith by and among FKLA, KILICO Realty, KILICO, KRBR, KRAR and the Partnership.

             "Partner" means a General Partner, a Limited Partner or a Managing General Partner.

             "Partnership Joint Ventures" means, collectively, the Joint Ventures and all other joint ventures (if any) in which the Partnership acquires an interest hereafter.

             "Profit" means the net income of the Partnership as determined for Federal income tax purposes and each item of income, gain, loss or deduction entering into the computation thereof.

             "Unit" means an interest of a Partner in the Partnership, which may be a General Partner Unit, a Limited Partner Unit or a Managing General Partner Unit.


                           ARTICLE III

                      PURPOSE AND BUSINESS

             Section 3.1. Purposes of the Partnership. The purpose and nature of the business to be conducted by the Partnership shall be to acquire, own, hold, operate, improve, manage, finance, refinance, lease, sell, dispose of and otherwise deal with the Contributed Property (or any part thereof) and the other assets of the Partnership, now owned or hereafter acquired.

            Section 3.2.  Powers.  The Partnership shall
   be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership consistent with the Act, including, without limitation:

                  (a) to borrow money and issue evidences of indebtedness,, and to secure the same by mortgages, deeds of trust, security interests, pledges, or other liens on all or any part of the Contributed Property and other assets of the Partnership, and to invest in, or lend money or otherwise provide financial accommodations on a secured or unsecured basis to the Real Estate Projects (or any of them);

                  (b) to secure and maintain insurance against liability or other loss with respect to the activities and assets of the Partnership;

                  (c) to employ or retain such Persons as may be necessary or appropriate for the conduct of the Partnership's business, including permanent, temporary, or part-time employees and independent attorneys, accountants, consultants, and contractors;

                  (d) to acquire, own, maintain, use, lease, sublease, manage, finance, refinance, operate, improve, sell, exchange, transfer, or otherwise deal with respect to the Contributed Property and other assets of the Partnership, whether now owned or hereafter acquired, as may be necessary or convenient for the purposes and business of the Partnership;

                  (e) to incur expenses and to enter into, guarantee, perform, and carry out contracts or commitments of any kind, to assume obligations, and to execute, deliver, acknowledge, and file documents in furtherance of the purposes and business of the Partnership; and

                  (f) to pay, collect, compromise, arbitrate, litigate, or otherwise adjust, contest, or settle any and all claims or demands of or against the Partnership.

                             ARTICLE IV

            CAPITAL CONTRIBUTIONS AND RETURN OF CAPITAL

            Section 4.1.  Capital Contributions.
   On the date hereof, each Partner shall contribute to the Partnership the Contributed Property set forth opposite such Partner's name on Schedule E hereto in exchange for the number of Managing General Partner Units (in the case of Managing General Partners), General Partner Units (in the case of General Partners) or Limited Partner Units (in the case of Limited Partners) set forth opposite such Partner's name on Schedule E hereto. Unless agreed to by all Partners, the Partnership shall not issue any additional Units. Unless otherwise agreed to by both Managing General Partners, no additional capital contribution shall be required from any Partner, except as provided in Sections 5.5 and 12.3(c) hereof. The Partners agree and acknowledge that the number of Units set forth on Schedule E hereto is a good faith preliminary allocation based upon the information available on the date hereof, and the number of Units set forth on Schedule E is subject to revision on or before December 31, 1993 upon obtaining additional information. The Units allocable to the Lumbermens Partners may be finally allocated by written notice from the Lumbermens Managing General Partner to the Kemper Managing General Partner provided that such notice is received by the Kemper Managing General Partner no later than December 31, 1993; and provided further, that in no event shall the aggregate number of Units allocated to the Lumbermens Partners exceed the aggregate number of Units allocated to the Lumbermens Partners set forth on Schedule E. The Units allocable to the Kemper Partners may be finally allocated by written notice from the Kemper Managing General Partner to the Lumbermens Managing General Partner provided that such notice is received by the Lumbermens Managing General Partner no later than December 31, 1993; and provided further, that in no event shall the aggregate number of Units allocated to the Kemper Partners exceed the aggregate number of Units allocated to the Kemper Partners set forth on Schedule E.

             Section 4.2. Return of Capital; Interest Thereon. Except as otherwise expressly provided in this Agreement, no Partner shall have any right to demand the return of any capital contribution or all or any portion of such Partner's Capital Account. No Partner shall be entitled to receive interest on such Partner's capital contribution.



                             ARTICLE V

                 ALLOCATIONS AND DISTRIBUTIONS

             Section 5.1.  Tax Allocations.
   Except as provided in Sections 5.2 and 5.4, for Federal, state and local income tax purposes, the Profits and Losses of the Partnership shall be allocated as of the end of each fiscal year of the Partnership to each Partner in proportion to the number of Units held by such Partner at the time of such allocation; provided, however, that if any Partner contributes property to the Partnership having a fair market value that differs from its adjusted basis for Federal income tax purposes, such allocations shall be made in accordance with Section 704(c) of the Code and regulations thereunder.

             Section 5.2.  Transfers.  In the case of
   any transfer of a Unit or Units, allocations pursuant to Section 5.1 shall be made to the transferor and transferee based upon (a) an interim closing of the books as of the opening of business on the first day of the month in which the transfer occurred and (b) the assumption that the transferee became a Partner with respect to the transferred Units at the opening of business on such first day, provided, that if proposed or final Treasury Regulations under Section 706(d) of the Code do not permit such an allocation, the Managing General Partners, without the consent of (but after notice to) the General Partners and the Limited Partners, may amend this Section 5.2 (and make the allocations described in Section 5.1) to reflect the allocation permitted by such Treasury Regulations which allocate to a transferee the maximum amount of the Partnership's Profits or Losses with respect to the transferred Unit for the month in which the transfer occurs.

             Section 5.3. Distributions. The Managing General Partners shall have discretion as to the making and timing of distributions (other than in connection with the dissolution and liquidation of the Partnership) subject to Section 5.5 below and the following provisions:

                   (a) The Managing General Partners shall cause the Partnership to retain funds necessary or appropriate to cover its reasonable business needs, which shall include reserves against possible or contingent losses and the payment or making provision for the payment, when due, of obligations of the Partnership including, but not limited to, (i) obligations secured by, or by a lien on, or a security interest in, the Contributed Property (or any part thereof) and other assets of the Partnership, and (ii) loans and investments to be made by the Partnership pursuant to Section 5.5 below;

                   (b) No distributions (other than in connection with the dissolution and liquidation of the Partnership) shall be made other than in cash; and

                   (c) All distributions shall be made pro rata based upon the number of Units held by each Partner.

             Section  5.4.  Allocations.  (a)  General  Rule.   For each taxable
   year of the Partnership, Profits and Losses (determined without including the income, gains, losses and deductions that are allocated pursuant to
   Section 5.4(b)) shall be allocated among the Partners in proportion to their Units.

              (b)  Special Allocations.

        (i)  Income and gain.

        (A) If in any taxable year ending after the date hereof there is a net decrease in Partnership Minimum Gain of any Partnership Joint Venture that is attributable to a reduction in the amount of such Partnership Joint Venture's Nonrecourse Liability that is allocable to the Partnership or its Partners, then, to the extent that Nonrecourse Deductions attributable to such Partnership Joint Venture for a period ending on or prior to the date hereof were allocated to any Partner (or its predecessor), there shall be allocated to such Partner or Partners an amount of gross income and gain for such year (and, if necessary, subsequent years) equal to such decrease (and if to more than one such Partner, in proportion to the Nonrecourse Deductions attributable to such Partnership Joint Venture that were allocated to such Partners for all periods ending on or prior to the date hereof). The allocation made pursuant to this Section 5.4(b)(i)(A) shall be made prior to the allocation described in Section 5.4(b)(i)(B).

        (B) If in any taxable year ending after the date hereof there is a net decrease in Partnership Minimum Gain (or Partnership Minimum Gain of any Partnership Joint Venture that is attributable to a reduction in the amount of such Partnership Joint Venture's Nonrecourse Liability that is allocable to the Partnership or its Partners) that was not reflected in an allocation made pursuant to Section 5.4(b)(i)(A), then, to the extent that any Partner (or its predecessor) was allocated Nonrecourse Deductions attributable to the Partnership (or such Partnership Joint Venture) for any period ending after the date hereof, there shall be allocated to such Partner or Partners an amount of gross income and gain for such year (and, if necessary, subsequent years) equal to such decrease (and if to more than one such Partner, in proportion to the Nonrecourse Deductions attributable to the Partnership (or such Partnership Joint Venture) that were allocated to such Partners for all periods beginning after the date hereof).

        (C) If in any taxable year ending after the date hereof there is a net decrease in Partner Minimum Gain of any Partnership Joint Venture that is attributable to a reduction in the amount of such Partnership Joint

   Venture's Partner Nonrecourse Debt that is allocable to the Partnership or its Partners, then, to the extent that Partner Nonrecourse Deductions attributable to such Partnership Joint Venture for a period ending on or prior to the date hereof were allocated to any Partner (or its predecessor), there shall be allocated to such Partner or Partners an amount of gross income and gain for such year (and, if necessary,, subsequent years) equal to such decrease (and if to more than one such Partner, in proportion to the Partner Nonrecourse Deductions attributable to such Partnership Joint Venture that were allocated to such Partners for all periods ending on or prior to the date hereof). The allocation made pursuant to this Section 5.4(b)(i)(C) shall be made prior to the allocation described in Section 5.4(b)(i)(D).

       (D) If in any taxable year ending after the date hereof there is a net decrease in Partner Minimum Gain (or Partner Minimum Gain of any Partnership Joint Venture that is attributable to a reduction in the amount of such Partnership Joint Venture's Partner Nonrecourse Debt that is allocable to the Partnership or its Partners) that was not reflected in an allocation made pursuant to Section 5.4(b)(i)(C), then, to the extent that any Partner (or its predecessor) was allocated Partner Nonrecourse Deductions attributable to the Partnership or such Partnership Joint Venture for any period ending after the date hereof, there shall be allocated to such Partner or Partners an amount of gross income and gain for such year (and, if necessary, subsequent years) equal to such decrease (and if to more than one such Partner, in proportion to the amount of Partner Nonrecourse Deductions attributable to the Partnership or such Partnership Joint Venture that were allocated to such Partners for all periods beginning after the date hereof).

       (E) If (w) the Kemper Partners' share of allowable deductions for interest paid or accrued by the Kemper Joint Ventures for the period from the Effective Date (as defined in the Formation Agreement) through and including the date hereof with respect to amounts furnished by the Lumbermens Investors (as defined in the Formation Agreement) or their affiliates pursuant to paragraph 11 of the Formation Agreement exceeds (x) the Lumbermens Partners' share of allowable deductions for interest paid or accrued by the Lumbermens Joint Ventures for such period with respect to amounts furnished by the Kemper Investors (as defined in the Formation Agreement) or their affiliates pursuant to said paragraph 11, then for the taxable year of the Partnership ending December 31, 1993 (and, if necessary, subsequent years), there shall be allocated to the Kemper Entities (as defined in the Formation Agreement) that are Partners in the Partnership an amount of gross income and gain equal to such excess. If
   (y) the Lumbermens Partners' share of allowable deductions for interest paid or accrued by the Lumbermens Joint Ventures for the period from said Effective Date through and including the date hereof with respect to amounts furnished by the Kemper Investors or their affiliates pursuant to paragraph 11 of the Formation Agreement exceeds (z) the Kemper Partners' share of allowable deductions for interest paid or accrued by the Kemper Joint Ventures for such period with respect to amounts furnished by the Lumbermens Investors or their affiliates pursuant to said paragraph 11, then, for the fiscal year of the Partnership ending December 31, 1993 (and, if necessary, subsequent years), there shall be allocated to the Lumbermens Entities that are Partners in the Partnership an amount of income and gain equal to such excess. The amount of gross income allocated pursuant to the first two sentences of this Section 5.4(b)(i)(E) shall be allocated among the Kemper Entities or the Lumbermens Entities, as the case may be, that are Partners in the Partnership in proportion to their then respective number of Units.

        (F)  Any allocation otherwise required pursuant to Section
   5.4(b)(i)(A) or (B) shall not apply to a Partner to the extent that: (1) such Partner's share of the net decrease in Partnership Minimum Gain is caused by a guarantee, refinancing or other change in the instrument evidencing a Nonrecourse Liability of the Partnership or Partnership Joint Venture which causes such liability to become a partially or wholly recourse liability or a Partner Nonrecourse Debt, and such Partner bears the economic risk of loss (within the meaning of Treasury Regulation 1.752-2) for such changed liability; (2) such Partner's share of the net decrease in Minimum Gain results from the repayment of a Nonrecourse Liability (or the increase in the basis of property subject to a
   Nonrecourse Liability) of the Partnership or Partnership Joint Venture, which repayment (or increase in basis) is made using funds contributed by such Partner to the capital of the Partnership; (3) the Internal Revenue Service, pursuant to Treasury Regulation 1.704-2(f)(4), waives the requirement of such allocation in response to a request for such waiver made by the Tax Matters Partner on behalf of the Partnership; or (4) additional exceptions to the requirement of such allocation are established by revenue rulings issued by the Internal Revenue Service pursuant to Treasury Regulation 1.704-2(f)(5), which exceptions apply to such Partner, as determined by the Managing General Partners. Similarly, any allocation otherwise required pursuant to Section 5.4(b)(i)(C) or (D) shall not apply to a Partner to the extent that (1) such Partner's share of the net decrease in Partner Minimum Gain results from the repayment of a Partner Nonrecourse Debt (or the increase in the basis of property subject to a Partner Nonrecourse Debt), which repayment (or increase in basis) is made using funds contributed by such Partner to the capital of the Partnership; or (2) additional exceptions described in clause (3) or (4) of the preceding sentence apply.

        (ii) Deductions and losses.

        (A) Notwithstanding any provisions of this Section 5.4, any Partner Nonrecourse Deductions shall be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with
   Treas.  Reg.  1.704-2(i).   Recourse debt that is made nonrecourse to  the
   Kemper Partners or the Lumbermens Partners under paragraph 13 of the Formation Agreement shall be treated as "materially modified" within the meaning of the Preamble to the regulations promulgated under Code Section 752 contained in Treasury Decision 8380, 1992-1 C.B. 218.

        (B) Deductions for costs and expenses incurred in connection with the examination or contest of a tax return relating to a Pre MLP Item (as defined in Section 12.3(c)) shall be allocated in the manner described in said Section 12.3(c).

       (iii) Certain Offsetting Allocations. The allocations set forth in Sections 5.4(b)(i)(B), 5.4(b)(i)(D), and 5.4(b)(ii)(A) and the allocation of Nonrecourse Deductions pursuant to Section 5.4(a) (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset with special allocations of other items of Partnership income, gains, deductions and losses pursuant to this Section 5.4(b)(iii). Therefore, notwithstanding any other provision of this Section 5.4 (other than the Regulatory Allocations), the Managing General Partners shall make such offsetting special allocations in whatever manner they determine appropriate so that, after such offsetting allocations are made, the aggregate amount of Profits and Losses (determined without including the income, gains, losses and deductions that are allocated pursuant to Sections 5.4(b)(i)(A), 5.4(b)(i)(C), 5.4(b)(i)(E) (only to the extent of any gross income allocated thereunder), 5.4(b)(ii)(B) and the last sentence of Section 5.4(c)(iv)(z)) allocated to each Partner, is to the extent possible, equal to the cumulative amount of such Profits and Losses (determined without including the income, gains, losses and deductions that are allocated pursuant to Sections 5.4(b)(i)(A), 5.4(b)(i)(C), 5.4(b)(i)(E) (only to the extent of any gross income allocated thereunder), 5.4(b)(ii)(B) and the last sentence of Section 5.4(c)(iv)(z)) that would have been allocated to such Partner if the Regulatory Allocations were not part of the Agreement and all Partnership Profits and Losses (determined without including the income, gains, losses and deductions that are allocated pursuant to Sections 5.4(b)(i)(A), 5.4(b)(i)(C), 5.4(b)(i)(E) (only to the extent of any gross income allocated thereunder), 5.4(b)(ii)(B) and the last sentence of Section 5.4(c)(iv)(z)) were allocated pursuant to Section 5.4(a).

             (c)  Reporting Positions.

        (i) The Contributed Property is property described in Section 704(c) of the Code. Subject to Section 6.1, the Managing General Partners shall jointly agree on the method to be used by the Partnership for reporting items of income, gain, loss and deduction with respect to the difference between the fair market value and adjusted basis of the Contributed Property. If at the time that the Partnership files its Tax Returns the Managing General Partners conclude that there is substantial authority (within the meaning of Section 6662(d)(2)(B) of the Code) for the position that because none of the Contributed Property is depreciable or amortizable property, any deferred gain with respect to the Contributed Property will be subject to Section 704(c) of the Code only on disposition of the Contributed Property by the Partnership, the Partnership's Tax Returns will be filed on that basis.

        (ii) If the Managing General Partners, pursuant to Section 6.1, jointly agree that an election under Section 754 of the Code should be made in connection with the transfer of the interest in that Joint Venture to the Partnership, each such Joint Venture shall take the position that the fair market value of its assets is equal to the amount of its debts.

        (iii) The special allocations set forth in Sections 5.4(b)(1)(A) through (D) shall be taken into account in determining other Partnership allocations, including allocations required by Section 704(c) of the Code and shall be applied in a manner so that the effect of such allocations is not duplicated.

        (iv) With respect to allocations pursuant to Section 5.4(b)(i)(A)  or
   (C), if the Internal Revenue Service or any state or local taxing authority takes the position that the amount of income or gain to be allocated to a Partner in any taxable year pursuant to either such Section exceeds the amount of Nonrecourse Deductions or Partner Nonrecourse Deductions that were actually allocated to such Partner (and such Partner's predecessor) in prior years, the Partnership shall:

             (y) notwithstanding the provisions of Section 12.0 and the second sentence of Section 12.3(a), if the statute of limitation for filing an amended return and claiming a refund for such prior years has not expired, file or cause to be filed amended partnership returns for such prior years allocating an amount of Nonrecourse Deductions or Partner Nonrecourse Deductions to such Partner (or such Partner's predecessor) in an amount equal to the excess of the amount of income or gain proposed to be allocated to such Partner over the amount of Nonrecourse Deductions or

  Partner Nonrecourse Deductions previously allocated to such Partner (or such Partner's predecessor), and

             (z) notwithstanding the provisions of Section 12.0 and the second sentence of Section 12.3(a), if the Managing General Partner which is the same as, or the affiliate of, the Partner in issue so requests, contest the proposed allocation of income or gain and take the position that the minimum gain chargeback provisions of the Regulations apply only to Nonrecourse Deductions and Partner Nonrecourse Deductions that were actually allocated to a Partner, not to Nonrecourse Deductions and Partner Nonrecourse Deductions that could or should, under the Regulations, have been allocated to such Partner, it being agreed that any proposed allocation of income or gain that is the subject of this Section 5.4(c)(iv) shall be treated as a Pre MLP Item (and the Partner with respect to which the taxing authority takes the position that the amount of income or gain to be allocated exceeds the amount of Nonrecourse Deductions or Partner Nonrecourse Deductions that were actually allocated to such Partner (or such Partner's predecessor) in prior years shall be treated as a Pre MLP Partner) for purposes of Section 12.3(c). To the extent that it is ultimately determined, as a result of such contest, that the amount of Partnership Minimum Gain or Partner Minimum Gain of the Partnership attributable to Nonrecourse Deductions or Partner Nonrecourse Deductions of a Joint Venture Partnership for a period ending on or prior to the date hereof must be computed in accord with the manner in which such Deductions were allocable to the partners of the Partnership Joint Venture, the term "allocable" shall be substituted for the term "allocated" in Sections 5.4(b)(i)(A) and (C) with respect to such period and any income, gain, deduction or loss attributable to such determination shall be allocated to the Partners that were partners (or successors to partners) in the Partnership Joint Venture for such period.

       (v) If any Partner's share of Partnership Minimum Gain is reduced as a result of the transactions contemplated by the Formation Agreement and such Partner is also deemed to receive a distribution from the Partnership as a result of a reduction in such Partner's share of Partnership liabilities, any resulting allocation of income or gain pursuant to the minimum gain chargeback provisions of Section 5.4 shall be deemed to occur before the deemed distribution is made.

            (d) Compliance with Section 704(b). It is the intent of the Partners that all allocations of Profit and Loss comply with the economic effect equivalence rule of Treas. Reg. 1.704-1(b)(2)(ii)(i) or be deemed to be in accordance with the Partners' interests in the Partnership and, to the extent not inconsistent therewith, the other provisions of Treas. Reg.
   1.704-1(b) and 1.704-2 and such allocations shall be interpreted and applied in a manner consistent with such provisions of the Regulations. In the event that the Managing General Partners determine that it is prudent to modify the manner in which Profits and Losses are allocated in order to comply with such Regulations or such allocations are modified as a result of any action by any taxing authority, the Managing General Partners shall make such modifications, provided that any such modified allocation shall be offset with special allocations of Partnership income, gain, loss or deduction so that, to the extent feasible, on a present value after-tax basis, each Partner's allocations equal the allocations that would have been made if no such modifications had occurred. In the event the provisions of this Agreement provide insufficient guidance on how Profits and Losses should be allocated or unanticipated events might otherwise cause this Agreement not to comply with Treas. Regs. 1.704-1(b), 1.704-1(b)(2)(ii)(i) and 1.704-2, the Managing General Partners may make any appropriate modification in such allocations, subject to the foregoing proviso.

             (e) Nonrecourse Liabilities. For purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership (or any lower tier partnership) within the meaning of Treas. Reg. 1.752-3(a)(3) such liabilities shall be allocated among the Partners in proportion to the number of Units held by each Partner at the time of such allocation.

             (f) Definitions, Successor Regulations. The following definitions shall apply for purposes of this Section 5.4:

                 Nonrecourse Deductions. "Nonrecourse Deductions" has the same meaning set forth in Treas. Reg. 1.704-2(b)(1) The amount of Nonrecourse Deductions for a Partnership fiscal year shall be determined according to the provisions of Treas. Reg. 1.704-2(c).

                 Nonrecourse Liability. "Nonrecourse Liability" has the same meaning set forth in Treas. Reg. 1.752-1(a)(2).

                 Partner Nonrecourse Debt. "Partner Nonrecourse Debt" means the amount of any liability of the Partnership with respect to which a Partner or a person related (within the meaning of Treas. Reg. 1.752-4(b) to a Partner bears the economic risk of loss (within the meaning of Treas. Reg. 1.752-2(b)).

                 Partner Nonrecourse Deductions. "Partner Nonrecourse Deductions" shall be given the same meaning as in Treas. Reg. 1.704-2(i). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership fiscal year shall be determined according to the provisions of Treas. Reg. 1.704-2(i)(2).

                 Partner Minimum Gain. "Partner Minimum Gain means the excess of (y) the amount of Partnership Minimum Gain which would exist if Partner Nonrecourse Debts were Nonrecourse Liabilities over (z) Partnership Minimum Gain. The amount of Partner Minimum Gain (and the net increase or decrease in Partner Minimum Gain for any Partnership fiscal year) shall be determined in a manner consistent with the provisions of Treas. Reg. 1.704-2(d) and 1.704-2(g)(3).

                 Partnership Minimum Gain. "Partnership Minimum Gain" shall have the same meaning as set forth in Treas. Reg. 1.704-2(b)(2) and 1.704-2(d). The amount of Partnership Minimum Gain (and the net increase or decrease in Partnership Minimum Gain for any Partnership fiscal year) shall be determined according to the provisions of Treas. Reg.
   1.704-2(d).

   All references to a Treasury Regulation shall include any successor regulation thereto.

            Section 5.5.  Reinvestment of Certain Distributions.
   (a)  Consistent with the terms of the Master
   Amendments (as defined in the Formation Agreement), the Partnership shall not accept, receive or retain any dividend, distribution, return on or of equity, payment of Additional Interest (as defined in the Formation Agreement) or other similar payment from, any Real Estate Project (as defined in the Formation Agreement) until all indebtedness, including principal and accrued and unpaid interest and including any Intermediate Loan (as defined in the Formation Agreement), incurred with respect to such Real Estate Project has been paid in full. Until all Kemper Loans and

   Lumbermens Loans (as defined in the Formation Agreement) have been paid in full, the Partnership shall reinvest all dividends, distributions, returns on or of equity, payments of Additional Interest and other similar payments from any Real Estate Project received by the Partnership net of a reserve for income taxes. Such reinvestments shall be equal in amounts as between the Kemper Investors and the Lumbermens Investors and shall be in the form of contributions by the Partnership to the equity of, or junior unsecured advances by the Partnership to, the Real Estate Projects as set forth in Sections 5.5(b) and 5.5(c) below (such form of reinvestment to be as mutually agreed upon by Managing General Partners). The reserve for income taxes described in this Section 5.5(a) shall be in an amount equal to the product of the highest federal marginal rate of income tax (expressed as a percentage) imposed on the net capital gains of a corporation for the taxable year (the "Measurement Year") preceding the taxable year in which the distribution occurs and the excess of (i) the cumulative taxable income (including net capital gains) for the period from the Closing Date until the last day of the Measurement Year (the "Measurement Period") over (ii) the cumulative amount of tax losses (including capital losses) of the Partnership for the Measurement Period, provided, that the cumulative taxable income (including net capital gains and excluding the amount of any income or gain that would have been allocated under the terms of the Omnibus Amendment to either a Kemper Investor or a Lumbermens Investor, but for the contribution of such Partner's equity interest in a Real Estate Project to the Partnership, up to an amount equal to the losses previously allocated to either such Partner prior to the Closing Date pursuant to the Omnibus Amendment) described in clause (i) shall not include any taxable income (including net capital gains) to the extent such taxable income resulted in a distribution of a tax reserve pursuant to this Section
   5.5(a). (For purposes of calculating the tax reserve, taxable income, tax losses and net capital gains and losses shall be determined by reference to such amounts as reported by the Partnership in its federal income tax return for the relevant years.) Such reserve shall be distributed to the Partners in proportion to their Units. The timing of each such distribution shall be as agreed upon by the Managing General Partners.


            As an illustration of the computation and distribution of the tax reserve, if the taxable income (loss) of the Partnership for 1993, 1994 and 1995 were $200, ($100) and $500, respectively, and the marginal tax rate on net capital gains for each year were 34%, in 1994 the Partnership would establish a tax reserve with respect to 1993 of $68 ($200 x .34) and distribute such amount among the Partners in proportion to the number of Units held by each Partner; no tax reserve would be established in 1995 with respect to 1994; and in 1996 the Partnership would establish a tax reserve of $136 (($500 -$100) x .34) and distribute such amount among the Partners in proportion to the number of Units held by each Partner. Similarly, if the taxable income (loss) of the Partnership for 1993, 1994 and 1995 were ($100), $200 and $500, respectively, no tax reserve would be established in 1994 with respect to 1993; in 1995 the Partnership would establish a tax reserve of $34 (($200-$100) x .34) with respect to 1994 and distribute $34 among the Partners in accordance with the number of Units held by each Partner; and in 1996 the Partnership would establish a tax reserve of $170 (($500-$100+$100) x .34) with respect to 1995 and distribute such amount among the Partners in proportion to the number of Units held by each Partner.

             (b) The contributions to equity or junior unsecured financings described in Section 5.5(a) shall be provided, first, to those Real Estate Projects (other than Real Estate Projects which have been excluded pursuant to paragraph 15A of the Formation Agreement) which have outstanding recourse indebtedness owing to lenders that are not Kemper, FLA, Lumbermens or Affiliates of any of them and as to which claims by such lenders in respect of such indebtedness are pending, threatened or reasonably likely to arise within 180 days thereof, and such contributions to equity or junior unsecured financings shall be used for the purpose of paying or satisfying those claims as agreed to by the Managing General Partners.

             (c) Next, such contributions to equity or junior unsecured financings shall be provided to those Real Estate Projects (other than Real Estate Projects which have been excluded pursuant to paragraph 15A of the Formation Agreement) having outstanding Kemper Loans and/or Lumbermens
   Loans and shall be used for the repayment of such Kemper Loans and Lumbermens Loans as set forth below.

            In any calendar quarter such contributions to equity or junior unsecured financings shall be made (i) to those Real Estate Projects having outstanding Kemper Loans for the sole purpose of applying the same to Kemper Loans in an amount equal to the then current Kemper Loan Percentage (as defined in the Formation Agreement) multiplied by the aggregate amount of such contributions or financings, and (ii) to those Real Estate Projects having outstanding Lumbermens Loans for the sole purpose of applying the same to Lumbermens Loans in an amount equal to the then current Lumbermens Loan Percentage (as defined in the Formation Agreement) multiplied by the aggregate amount of such contributions or financings. Such capital contributions or junior unsecured financings shall be made to Real Estate Projects so as to permit the application of the respective percentage thereof to the Kemper Loans and the Lumbermens Loans, as the case may be, in the following order of priority: first, to senior secured Lumbermens Loans and senior secured Kemper Loans as to which Deficiencies (as defined in the Formation Agreement) exist, until such Deficiencies have been eliminated in full; second, to junior secured Lumbermens Loans and junior secured Kemper Loans as to which Deficiencies exist, until such Deficiencies have been eliminated in full; third, to senior unsecured Lumbermens Loans and senior unsecured Kemper Loans as to which Deficiencies exist, until such Deficiencies have been eliminated in full; fourth, to junior unsecured Lumbermens Loans and junior unsecured Kemper Loans as to which Deficiencies exist, until such Deficiencies have been eliminated in full; and last, to secured and unsecured Kemper Loans and secured and unsecured Lumbermens Loans, until such loans are paid in full. Any Kemper Loans or Lumbermens Loans that are not paid in full upon the sale, foreclosure or refinancing of a Real Estate Project shall not be terminated or forgiven, but for purposes of this Agreement shall become or shall remain in existence as unsecured loans, shall constitute Deficiencies in their entirety and shall be repaid in accordance with the priorities set forth above. After all of the Kemper Loans and Lumbermens Loans have been repaid, there shall be no further obligation to reinvest distributions. Subject to the ordering of priorities set forth above, within each class of Kemper Loans, the Kemper Managing General Partner shall be entitled to designate which Kemper Loans shall be paid down and the amount to be applied to each such loan from that portion of each equity contribution or junior unsecured financing allocated to those loans in accordance with this paragraph. Subject to the ordering of priorities set forth above, within each class of Lumbermens Loans, the Lumbermens Managing General Partner shall be entitled to designate which Lumbermens Loans shall be paid down and the amount to be applied to each such loan from that portion of each equity contribution or junior unsecured financing allocated to those loans in accordance with this Section 5.5(c).

            (d) All reinvestments by the Partnership shall be applied in the priority set forth above to the Kemper Loans or Lumbermens Loans, respectively, notwithstanding the priority level at which other reinvestments are then being applied (for example, the Kemper Loan Percentage of a particular reinvestment may be applied to Deficiencies on senior secured Kemper Loans of a Real Estate Project while the Lumbermens Loan Percentage of such reinvestment may be applied to Deficiencies on unsecured Lumbermens Loans owing by the same or a different Real Estate
  Project that has outstanding senior secured Kemper Loans, so long as no Deficiency exists as to a Lumbermens Loan with a higher priority). The existence and amount of Deficiencies as to any class of loans shall be recalculated quarterly, and even if Deficiencies have been previously eliminated as to any class of loans, new Deficiencies may result from declines in market values or the accrual of interest on the applicable loan, which new Deficiencies shall thereafter be eliminated in the order of priority set forth above.

        Section 5.6. Disgorgement of Distributions. If any Managing General Partner or General Partner shall at any time be required to satisfy a claim against the Partnership out of the separate assets of such Managing General Partner or General Partner (a "Personal Claim"), then each Limited Partner shall be liable to the Partnership for an amount equal to the lesser of (i) such Limited Partner's pro rata share of such Personal Claim, based on the ratio which the number of Units held by such Limited Partner bears to the aggregate number of Units held by all Partners, and (ii) the aggregate amount of distributions made to such Limited Partner by the Partnership since the date hereof. Payment of any such liability by a Limited Partner shall not constitute a capital contribution by such Limited Partner and shall not entitle such Limited Partner to any additional Units or any other right hereunder, except that if the applicable Managing General Partner or General Partner shall thereafter recover all or any portion of any amount paid to satisfy a Personal Claim, then such Managing General Partner or General Partner shall promptly refund each Limited Partner's share of such recovery, to the extent originally paid by such Limited Partner.


                              ARTICLE VI

     GENERAL MANAGEMENT, ACCOUNTING AND ADMINISTRATIVE MATTERS

        Section 6.1. Authority of Managing General Partners. Subject to the provisions of the Act and the other provisions of this Agreement, the Managing General Partners shall jointly but not severally have the full power and authority to manage and control the conduct and operations of the Partnership's business, and no other Partner (including, without limitation, any General Partner) shall have any such power and authority. The Managing General Partners shall jointly but not severally possess, and may jointly but not severally exercise, all of the rights and powers of a general partner as provided in (but subject to the limitations and restrictions of) the Act as now in effect or as hereafter from time to time amended. Except as provided in Article XVI hereof, neither Managing General Partner shall have any power or authority to exercise any right or power hereunder, or to take any action whatsoever with respect to the Partnership, without the express written approval of the other Managing General Partner. It is the intention of the parties hereto that the Managing General Partners will cooperate with respect to any decisions they make and actions they take regarding the Partnership, the Real Estate Projects, the KBPI Stockholders Agreement, the Joint Venture Agreements, the Management Agreement, the Participation Agreement and other underlying agreements (the "Related Agreements"). No General Partner or
  Limited Partner will take any action with respect to any of the Contributed Property or any other property of the Partnership, whether pursuant to authority granted under any Related

  Agreement as a joint venturer or stockholder, through any director nominated by it or otherwise, without the express approval of both Managing General Partners. If the Managing General Partners do not agree as to whether an action should be taken hereunder, or what action should be taken hereunder, whether with respect to a particular Real Estate Project, the KBPI Stockholders Agreement, the Participation Agreement, any Related Agreement or otherwise, then no action shall be taken. Subject to the foregoing provisions of this Section 6.1, the Managing General Partners and the General Partners shall, for purposes of the Act, constitute general partners of the Partnership. No provision herein shall be deemed to limit the rights or remedies of any Partner in its capacity as a lender with respect to any Real Estate Project or the right of any Partner to make Unilateral Fundings under and in accordance with the Formation Agreement.

            Section 6.2. Duties of Managing General Partners; Compensation. During the existence of the Partnership, the Managing
  General Partners shall devote such time and effort to the Partnership business as may be necessary to promote the interest of the Partnership and the mutual interests of the Partners. In the performance of their duties hereunder the Managing General Partners shall exercise good faith in all activities relating to the conduct of the business of the Partnership and shall undertake in good faith, and take reasonable steps to carry out, the development, operation and maintenance of the business of the Partnership. Except as both Managing General Partners shall otherwise agree in writing, each Managing General Partner shall be responsible for all expenses it incurs on behalf of the Partnership in connection with the Partnership's business. Other than as jointly agreed to by both Managing General
  Partners, no Managing General Partner shall be entitled to any compensation from the Partnership for services rendered to the Partnership.

            Section 6.3. Limit on Liability of Managing General Partners. Neither Managing General Partner, in its capacity as a general partner of the Partnership, nor any director, officer employee or agent of either Managing General Partner, shall be liable to the Partnership or to the other Partners for any loss or liability incurred in connection with any act performed or omitted by such Managing General Partner, director, officer, employee or agent, except to the extent it may be liable in the capacity as a General Partner with the other General Partners, unless such loss or liability is incurred in connection with (a) a breach or violation by such Managing General Partner, director, officer, employee or agent of any of its fiduciary duties to the Partners under the Act or otherwise, or a breach or violation by such Managing General Partner of any of its express duties or obligations under this Agreement, or (b) the willful misconduct or gross negligence of such Managing General Partner, director, officer, employee or agent. Notwithstanding the foregoing, no director, officer, employee or agent of a Managing General Partner shall have any liability to the Partners for any breach or violation by such Managing General Partner of any of its express duties or obligations under this Agreement, unless such breach or violation also constitutes a breach of such Managing General Partner's fiduciary duties hereunder.

            Section 6.4. Other Activities of the Partners. Each of the Partners, and each Person directly or indirectly owning an interest in any Partner, may enter into, participate in or continue to participate in, or be employed by, directly or indirectly, businesses or business activities in addition to those relating to the business of the Partnership, and neither the Partnership nor any Partners thereof, as such, shall have any rights by virtue of this Agreement in any such business activities.

            Section 6.5. Transactions with Affiliates. The Partnership may transact business with any Person notwithstanding the fact that such Person may be an Affiliate of a Partner or that any Partner or its Affiliates may be otherwise related to or have an interest in such Person so long as the Partner so affiliated or otherwise having such relation or interest discloses such affiliation, relation or interest to the Managing General Partners prior to such transaction and, other than in the case of a transaction with a Person that is an Affiliate of both Kemper and Lumbermens, such employment or transaction is approved in writing by both of the Managing General Partners. Neither the Partnership nor the other Partners shall have any right in any income or profits in connection with any such employment or transactions.

             Section 6.6.  Indemnification.
   The Partnership may, with the written approval of the Majority Partners, indemnify any Partner (including, without limitation, the Managing General Partners) or any other Person from and against such claims and liabilities as the Majority Partners shall determine.


                             ARTICLE VII

                     MANAGEMENT OF JOINT VENTURES

             Section 7.1.  Limitation on Actions.
   Each Partner agrees that with respect to each Partnership Joint
   Venture and the Joint Venture Agreement relating thereto, the Partnership will not take, and no Partner shall cause the Partnership to take or agree to take, any action without the prior written approval of both Managing General Partners. Without limiting the foregoing, the Partnership shall not take any of the following actions without the prior written approval of both Managing General Partners (it being understood that the following limitations shall not restrict any Partner from acting in its individual capacity):

              (a) consent to or approve or take any action with respect to (i) any Major Decisions, Overall Development Plan or Project Development Plan (each as defined in the applicable Joint Venture Agreement), (ii) any action, agreement or other matter requiring the consent or approval of the Venturers (as defined in the applicable Joint Venture Agreement) under the applicable Joint Venture Agreement, including the approval of any transfer of interests in the Partnership Joint Venture or (iii) any action, agreement or other matter requiring consent or approval of the joint venturers under the Management Agreement;

              (b) withdraw or give written notice of withdrawal from any Partnership Joint Venture, or default or exercise its remedies as a Nondefaulting or Nonwithdrawing Party (as defined in the applicable Joint Venture Agreement) under the applicable Joint Venture Agreement;

              (c) approve, direct or make any expenditure or payment on behalf of any Partnership Joint Venture or approve or incur any obligation on behalf of such Partnership Joint Venture;

              (d) submit a dispute under any Joint Venture Agreement to arbitration;

              (e) acquire or agree to acquire any interests in property located in the Area of Interest (as defined in the applicable Joint Venture Agreement);

              (f) approve, direct or acquiesce in the termination of KREMCO as the Manager (as defined in each Joint Venture Agreement) of the Partnership Joint Venture pursuant to the applicable Joint Venture Agreement, the Management Agreement or otherwise;

              (g) except as provided in Sections 5.5 and 12.3(c) hereof, contribute to the capital of, or advance funds to, any Partnership Joint Venture;

              (h) consent to, approve or take any action to dissolve, liquidate or otherwise wind up the affairs of any Partnership Joint Venture; or

              (i) take any other action under any Joint Venture Agreement or otherwise with respect to any Partnership Joint Venture.

  In furtherance of the foregoing, if the Managing General Partners have not agreed to approve or consent to an action within 20 days of any request for consent or approval of the Partnership as a venturer under the applicable Joint Venture Agreement (or if such consent or approval is required in less than 20 days, then prior to any date on which such consent or approval would be deemed given under the applicable Joint Venture Agreement), the Managing General Partners shall immediately provide notice to the other venturer(s) to the applicable Partnership Joint Venture that the Partnership objects to the proposed action. If the Managing General Partners do not agree as to whether the Partnership shall purchase any other joint venturer's interests or sell the Partnership's interests in a Partnership Joint Venture in response to any offer by a Withdrawing Party (as defined in the applicable Joint Venture Agreement) under
  Section 6.07(a) of the applicable Joint Venture Agreement, then the Majority Partners shall make such decision. If Partners constituting the Majority Partners are unable to agree on such a decision, then the Partnership shall elect to sell its interests pursuant to such section.

       Section 7.2. Limitations on Partners Individually. Each Partner agrees that it shall not, without the prior written consent of the Majority Partners, acquire or agree to acquire any equity interests in property, or manage or agree to manage any property, located in the Area of Interest (as defined in the applicable Joint Venture Agreement); provided that any Partner may acquire such an interest if the Partnership has previously declined to acquire such interest on the same or substantially similar terms, and provided further that any Partner may acquire any such interest by foreclosure thereon, purchase thereof at a foreclosure sale, or acceptance of a deed in lieu of foreclosure thereon.


                              ARTICLE VIII

                          MANAGEMENT OF KBPI

    Section 8.1.  Actions Requiring Approval.

  The Partners agree that, unless approved in writing by both Managing
  General Partners, the Partnership shall not take or agree to take, and no Partner shall cause the Partnership to take or agree to take, any actions with respect to KBPI or any KBPI Subsidiary and the KBPI Stockholders Agreement. Without limiting the foregoing, the Partnership shall not, without the written approval of both Managing General Partners:

              (a) consent to or approve of any Policy Book, Project Development Plan or Budget (each as defined in the KBPI Stockholders

   Agreement) or any action, agreement or other matter requiring the consent or approval of the stockholders or the board of directors of KBPI under the KBPI Stockholders Agreement, including the transfer of any KBPI capital stock;

             (b) withdraw or give written notice of withdrawal from the KBPI Stockholders Agreement, or default or exercise its remedies as a Nondefaulting or Nonwithdrawing Party (as defined in the KBPI Stockholders Agreement) under the KBPI Stockholders Agreement;

             (c) consent to, approve or take any action to dissolve, liquidate or otherwise wind up the affairs of KBPI or any KBPI Subsidiary;

             (d) submit a dispute under the KBPI Stockholders Agreement to arbitration;

             (e) approve, direct or acquiesce in the termination of the Management Agreement or of KREMCO as the Manager (as defined in the Management Agreement) of any of the K/B Properties (as defined in the Management Agreement);

             (f) except as provided in Section 5.5 hereof, contribute to the capital of, or advance funds to, KBPI or any KBPI Subsidiary; or

             (g) take any other action under the KBPI Stockholders Agreement or otherwise with respect to KBPI or any KBPI Subsidiary.

   In furtherance of the foregoing, if the Managing General Partners do not agree as to whether an action should be taken by KBPI or any KBPI Subsidiary, or what action should be taken by KBPI or any KBPI Subsidiary, with respect to any issue presented to the board of directors of the applicable corporation, then Partners constituting the Majority Partners shall make such decision. If Partners constituting the Majority Partners cannot agree, then each Managing General Partner shall cause the directors of KBPI or such KBPI Subsidiary, as applicable, nominated by such Managing General Partner to take such actions as are necessary under the circumstances so that KBPI or such KBPI Subsidiary, as applicable, takes no action with respect to the issue in question. If the Managing General Partners do not agree as to whether the Partnership shall purchase the interests of another KBPI Stockholder or sell interests in KBPI in response to an offer by a Withdrawing Party (as defined in the KBPI Stockholders Agreement) under Section 6.07 of the KBPI Agreement, the Majority Partners shall make such decision. If Partners constituting the Majority Partners are unable to agree on such a decision, the Partnership shall sell its interests pursuant to such section.

             Section 8.2.  Boards of Directors.
             (a) The Managing General Partners shall have equal representation on the board of directors of KBPI and on the board of directors of each KBPI Subsidiary.

             (b) Each Managing General Partner shall nominate one-half of the nominees to the board of directors of KBPI and each KBPI Subsidiary that the Partnership is entitled to elect pursuant to the KBPI Stockholders Agreement. The Partnership shall vote its shares of KBPI capital stock (i) to elect to the board of directors of KBPI, and to cause KBPI to elect to the board of directors of each KBPI Subsidiary, the nominees to each such board of directors nominated by each Managing General Partner, (ii) to remove any director of KBPI or any KBPI Subsidiary nominated by either Managing General Partner if so requested in writing by such Managing

   General Partner and (iii) to fill any vacancy on the board of directors of KBPI or any KBPI Subsidiary with a director nominated by the Managing General Partner who nominated the director whose position has become vacant. The Partnership shall not vote for the removal of any KBPI or KBPI subsidiary director except as set forth in Section 8.2(b)(ii) or as agreed by both Managing General Partners.


                             ARTICLE IX

           MANAGEMENT OF PARTICIPATING MORTGAGE PROJECTS,
   OPTION PROPERTIES, MEMORY GARDENS AND OTHER REAL ESTATE

            Section 9.1.  Limitation on Actions.
   Unless both Managing General Partners expressly approve such action, the Partnership will not (i) take any action whatsoever under the Participation Agreement, or otherwise with respect to a Participating Mortgage Project or the related Participating mortgage Loan Documents, or
   (ii) take any action whatsoever with respect to an Option Property, under any option agreement or otherwise, or with respect to Memory Gardens.

            Section 9.2. Management of Other Real Estate. If the Partnership shall acquire title to any real estate, as a result of foreclosure, acquisition or otherwise, which is not governed by a Joint Venture Agreement or the KBPI Stockholders Agreement, the Partnership shall operate such real estate in a manner consistent with the provisions of this Agreement.


                             ARTICLE X

                       RIGHTS AND OBLIGATIONS
              OF LIMITED PARTNERS AND GENERAL PARTNERS

            Section 10.1. Limitation of Liability of Limited Partners. Except as otherwise provided herein or under applicable law, no Limited Partner shall have any liability for the losses, debts or other obligations of the Partnership.

            Section 10.2. Control; Management of Business. No Limited Partner or General Partner shall participate in the control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for, or otherwise bind, the Partnership.


                             ARTICLE XI

               BOOKS, RECORDS, ACCOUNTING AND REPORTS

            Section 11.1.  Records and Accounting.
   The Managing General Partners shall keep or cause to be kept at the principal office of the Partnership books and records with respect to the Partnership's business including, but not limited to, all books and records necessary to provide to the Partners any information, lists and copies of documents required to be provided pursuant to the Act. The books of the Partnership shall be maintained on an accrual basis.

            Section 11.2.  Fiscal Year.
   The fiscal year of the Partnership shall be the calendar year.

             Section 11.3.  Reports.
             (a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership, the Managing General Partners shall provide to each Partner an annual report containing financial statements of the Partnership for such fiscal year, presented in accordance with the manner in which the Partnership's Federal income tax returns are filed, including a balance sheet and statements of operations, Partners' equity and changes in financial position.

             (b) Promptly after a Managing General Partner shall become aware of the same, such Managing General Partner shall send each Partner (including, without limitation, the other Managing General Partner) a notice of:

             (i) any action, proceeding or investigation before any court, arbitration, or any governmental agency or instrumentality, pending or threatened against or affecting the Partnership or any Partner in its capacity as a partner;

             (ii) any material claim made against the Partnership or the Partnership's property;

             (iii) any incurrence, renewal or refinancing or payment or other discharge of indebtedness of the Partnership involving more than $10,000, other than the payment or discharge of obligations specifically assumed (or taken subject to) by the Partnership in accordance with the terms of such obligations; or

             (iv) any other material event affecting the Partners or the Partnership.


                             ARTICLE XII

                             TAX MATTERS

             Section 12.0. General. Except as provided in Sections 5.4(c)(iv), 12.1(b) and 12.3(a), the treatment and resolution of all tax matters, including, without limitation, preparation of tax returns, making tax elections, all actions of the Tax Matters Partner and the conduct of all tax contests, shall be subject to the limitations on power and authority of the Managing General Partners as provided in Section 6.1 hereto.

             Section 12.1.  Preparation of Tax Returns.

             (a)  The Managing General Partners shall
   arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for Federal, state and local income tax purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for Federal income tax purposes.

             (b) Not less than 120 days before the due date (determined after taking into account all extensions obtained by the Tax Matters Partner) for the filing of the Partnership's Federal, state and local income tax returns and income tax reports (collectively, together with any amendments to such returns and reports, "Tax Returns") for any year, the Tax Matters Partner shall deliver to the Managing General Partner which is not the Tax Matters

   Partner (the "Other Managing General Partner") for its review and written comments (as described below) draft copies of the Partnership's Tax Returns for such taxable year (which drafts shall be prepared by the Partnership's accountants). On or before the 20th day following the receipt by the other Managing General Partner of such drafts, the Other Managing General Partner may provide the Tax Matters Partner with written notice of its suggested changes to such draft Tax Returns, which the Tax Matters Partner shall consider in good faith for inclusion in the Tax Returns to be filed for the taxable year. If the Tax Matters Partner and the Other Managing General Partner cannot agree upon the form and substance of a Tax Return, the form and substance of such Tax Return shall be determined in odd numbered years by the Kemper Managing General Partner and in even numbered years by the Lumbermens Managing General Partner, and absent such an agreement concerning the form and substance of such returns, the provisions of
   Section 12.4 shall not apply to any tax item that is the subject of such disagreement. The Tax Matters Partner shall provide the Other Managing General Partner with a copy of the Tax Returns filed by the Partnership. Each of the Managing General Partners agrees to cause KREMCO or its successor as manager of the Joint Ventures to follow the procedures described in this Section 12.1(b) with respect to draft and final Tax Returns.

            Section 12.2.  Tax Elections.  Except as otherwise
   provided herein, the Managing General Partners shall jointly, in their sole discretion as they may agree, determine whether to make any available election pursuant to the Code, including, without limitation, the election under Section 754 of the Code. The Partnership shall elect under
   Section 709 of the Code to amortize its organizational expenses on a straight-line basis over a period of sixty months.

            Section 12.3.  Tax Matters Partner.

             (a) The Kemper Managing General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and, subject to the provisions of this Section 12.3, is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend
   Partnership funds for professional services and costs associated therewith. Notwithstanding the preceding sentence, the Tax Matters Partner shall not, without the prior written consent of the Other Managing General Partner:
   (i) bind any Partner to any settlement agreement with any taxing  authority,
   (ii) enter into any extension of the period within which any taxing authority may make assessments with respect to the Partnership (or any Partnership Joint Venture) or any Partner thereof, or (iii) file any petition for readjustment of partnership tax items with respect to a final partnership administrative adjustment pursuant to Section 6226 of the Code, make a request for an administrative adjustment of partnership tax items pursuant to Section 6227 of the Code, or file a petition for adjustment of partnership tax item pursuant to Section 6228 of the Code, it being understood that nothing in this sentence shall preclude any Partner from entering into a settlement agreement on its own behalf and at its own expense, provided that any Partner entering into any such settlement agreement shall notify each other Partner at least fifteen days prior to taking such action. If the Tax Matters Partner does not obtain such consent to take any such action described in clause (iii) of the preceding sentence, no other Partner shall be permitted to take such action absent the consent of both Managing General Partners, except that nothing shall preclude any Partner from taking any such action with respect to any items as to which the provisions of Section 12.4 do not apply by reason of the provisions in the third sentence of Section 12.1(b). All Partners specifically acknowledge, without limiting the general applicability of this Section 12.3(a), that the Tax Matters Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any other Partner with respect to any action taken by it in its capacity as the Tax Matters Partner which is not in violation of its obligations set forth below. The Managing General Partner shall be reimbursed for all reasonable expenses incurred by it in its capacity as the Tax Matters Partner.

             (b) In addition to any rights conferred on the Other Managing General Partner by the foregoing provisions of this Article XII, and by the Code, or any other federal, state or local law in respect of any adjustment at the Partnership level of any "partnership item," as defined in Section 6231(a)(3) of the Code (or any comparable provisions of state and local income tax laws):

             (i) The Tax Matters Partner shall furnish promptly to the Internal Revenue Service a written statement, in accordance with Temporary Treasury Regulation 301.6223(c)-lT (or any successor thereto) in order to cause the Internal Revenue Service to mail to the Other Managing General Partner all notices described in Section 6223(a) of the Code or any corresponding provision of any successor Federal internal revenue law (and comparable provisions of state and local income tax laws);

             (ii) The Tax Matters Partner shall deliver to the Other managing General Partner a copy of any material notice, letter, proposed adjustment, notice regarding rights to appeal, request for information, request for inspection of documents, subpoena and any other item of correspondence or other communication or document, including notice of any matter described in Section 6223(a) or Section 6223(g) of the Code or the Treasury Regu-lations thereunder (and comparable provisions of state and local income tax laws), received by such Tax Matters Partner (in its capacity as Tax Matters Partner) from the Internal Revenue Service or any state or local taxing authority which is directly related to an administrative proceeding (as defined in Section 6223(a) of the Code (and comparable provisions of state and local income tax laws)) (an "Administrative Proceeding") with respect to the Partnership;

           (iii) The Tax Matters Partner shall inform promptly the other Managing General Partner of any material oral request for information received by such Tax Matters Partner (in its capacity as Tax Matters Partner) from, or conference with, the Internal Revenue Service or any state or local taxing authority which is directly related to an Administrative Proceeding with respect to the Partnership;

             (iv) The Tax Matters Partner shall confer with the other Managing General Partner and its counsel before responding to any material notice, letter, proposed adjustment, notice regarding rights to appeal, request for information, request for inspection of documents, subpoena or other correspondence or item of communication or document received by such Tax Matters Partner (in its capacity as Tax Matters Partner) from, or oral request made by, the Internal Revenue Service or any state or local taxing authority which is directly related to an Administrative Proceeding with respect to the Partnership;

             (v) The Other Managing General Partner and its counsel shall have the right, at the expense of the Partnership, to participate in, or with respect to, any federal, state or local partnership level income tax matter: (A) any audit of any federal, state or local Tax Return filed by or on behalf of the Partnership; (B) any conference with the Internal Revenue Service or any state or local taxing authority; (C) any settlement negotiation with the Internal Revenue Service or any state or local taxing authority; (D) the decision whether or not to pursue (y) litigation, and the selection of the litigation forum, if any, of any final partnership administrative adjustment, or (z) any request for an administrative adjustment of partnership items; (E) the negotiation of a settlement of any petition filed in the United States Tax Court; (F) the negotiation of a settlement of any refund suit in any United States District Court or the United States Claims Court; (G) the decision whether or not to pursue an appeal of a decision of the United States Tax Court, a United States
  District Court or the United States Claims Court and the negotiation of a settlement of such appeal; and (H) the negotiation of a settlement of any litigation concerning a state or local income tax matter of the Partnership; and

             (vi) Not later than fifteen days prior to the filing of any of the following documents (or such shorter period as is reasonable under the circumstances), the Tax Matters Partner shall provide to the Other Managing General Partner (or mutatis mutandis to the extent action is taken by the Other Managing General Partner) drafts of such documents and consider in good faith any comments which the Other Managing General Partner may make with respect thereto: (A) responses to any 30-day letter or similar document issued to the Partnership by the Internal Revenue Service or any state or local taxing authority; (B) documents concerning the settlement of any proposed adjustment of the Partnership's taxable income; (C) requests for an administrative adjustment to any partnership level income tax matter to be filed with the Internal Revenue Service (or any similar document to be filed with any state or local taxing authority); (D) petitions and briefs to be filed by or on behalf of the Partnership in the United States Tax Court and any other documents relating to any case pending before such court or the settlement of any such case; (E) pleadings and briefs to be filed by or on behalf of the Partnership in a refund suit in any United States District Court or the United States Claims Court and any other documents relating to any case pending before such court or the settlement of any such case; (F) pleadings and briefs to be filed by or on behalf of the Partnership in an appeal of a decision of the United States Tax court, a United States District Court or the United States Claims Court and any other documents relating to any such appeal or the settlement of such appeal; and (G) pleadings and briefs to be filed by or on behalf of the Partnership in any litigation concerning a state or local income tax matter of the Partnership and any other documents relating to any such litigation or the settlement of any such litigation.

             (vii) For purposes of Section 12.1 and this Section 12.3, the term "income tax" shall include (A) state franchise taxes that are based on net income, and (B) interest and penalties associated with income taxes.

             (c) If the Partnership incurs any costs or expenses (exclusive of any taxes, interest or penalties) in connection with the examination or contest of the Partnership's Tax Returns by a taxing authority (or the examination or contest of the Tax Returns of any partnership (including the Partnership Joint Ventures) in which the Partnership is a partner), the Partners (in relationship to their Units) shall contribute to the Partnership an amount equal to such costs and expenses and any deduction for such costs and expenses shall be allocated among the Partners in proportion to their Units. Notwithstanding the preceding sentence, to the extent that the costs or expenses (exclusive of any taxes, interest or penalties) incurred in connection with the examination or contest of a Tax Return are, in the opinion of the Managing General Partners, reasonably attributable to events or occurrences which occurred on or prior to the date hereof (a "Pre MLP Item"), the Managing General Partners shall jointly determine how such costs shall be shared among the Kemper Partner or Lumbermens Partner, as the case may be, that was the partner in the partnership (including any Partnership Joint Venture) that was the subject of such examination or contest (the "Pre MLP Partner") and the other
   Partners and each Partner shall contribute to the Partnership an amount equal to the share of such costs and expenses so determined. To the extent that a Partner makes a contribution to the Partnership pursuant to this
   Section 12.3(c), the deduction allowable to the Partnership for the costs and expenses of contesting the related Pre MLP Item shall be allocated to such Partner. No contribution made pursuant to this Section 12.3(c) shall increase the contributing Partner's Units.

            Section 12.4.  Consistent Reporting.
   Except as otherwise agreed by the Managing General Partners, for Federal, state and local income tax purposes the Partners shall report all items of income, gain, loss and deduction attributable to the Partnership, the character and timing of such items and the sharing of the Partnership's liabilities (and that of any lower tier partnership) consistent with the manner in which such items and share of liabilities are reported by the Partnership on its tax returns. For Federal, state and local income tax purposes, any Partner that is required to recognize any income, gain, loss or deduction arising from the formation of the Partnership or the transfer of the Contributed Property to the Partnership or the transactions contemplated by the Formation Agreement will recognize such income, gain, loss or deduction of such Partner as having accrued prior to such formation and contribution, it being agreed that the Partners will treat such formation and contribution and the transactions contemplated by the Formation Agreement as constituting transactions subject to Section 721 of the Code.

             Section 12.5.  Classification as a Partnership.
   The Managing General Partners shall (i) at no time take any action or cause the Partnership to take any action which would result in the Partnership either being treated as a publicly traded partnership taxable as provided in
   Section 7704 of the Code or being classified as an association for Federal income tax purposes, rather than as a partnership, and
   (ii) make reasonable, good faith and diligent efforts to exercise their discretion in the performance of their duties and responsibilities hereunder in such a manner as to cause the Partnership to remain classified as a partnership for Federal income tax purposes, rather than as an association, and to prevent the Partnership from being treated as a publicly traded partnership taxable as provided in Section 7704 of the Code. If any events occur that may affect the Partnership's status as a partnership for Federal income tax purposes (including a change in the Code, the Treasury Regulations or case law), the Managing General Partners shall agree in good faith to cause steps to be taken by the Partnership and the Partners to maintain classification of the Partnership as a partnership for Federal income tax purposes.


                             ARTICLE XIII

                          TRANSFER OF UNITS


             Section 13.1.  Transfer.  (a)  The term
   "transfer," with respect to a Unit or Units shall mean a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, distribution, transfer, grant of participating interest, agreement to vote partnership interests, or any other disposition in whole or in part (including, without limitation, any legal, beneficial or economic interest), whether voluntary or involuntary, by operation of law or otherwise.

             (b) No Managing General Partner, General Partner or Limited Partner may withdraw from the Partnership other than as a result of a transfer of all of such Partner's Units in accordance with the terms of this Agreement.

             (c) Notwithstanding any provision hereof to the contrary, no Unit or Units shall be transferred except as expressly permitted by this
   Article XIII. Any transfer or purported transfer of a Unit or Units not so expressly permitted shall be null and void, except to the extent required by operation of law. No transferee of any Unit or Units, whether transferred (i) in violation of this Article XIII (even if required by operation of law) or (ii) in accordance with this Article XIII, shall become a Partner unless both Managing General Partners (or in the case of Units held by a Managing General Partner, the other Managing General
   Partner) consents in writing to such transferee becoming a Partner, which consent may be given or withheld in the sole discretion of the Managing General Partner(s) with or without cause, provided, however, that in the case of a transfer that meets the requirements of Section 13.2(a) through
   (d) to a Person who is a Partner prior to such transfer, the transferor need not furnish the opinion described in Section 13.2(e) and the transferee shall, without the consent of the Managing General Partner(s), be entitled to all rights of the transferor with respect to the transferred Unit. Any transferee who is not admitted as a Partner shall be entitled, to the extent assigned, only to the allocations of income, gain, loss, deduction and credit and distributions to which the assigning Partner would have been entitled and shall not be entitled, except to the extent required by operation of law, to any of the other rights of a Partner.

             Section 13.2.  Transfer of Units.
   A Partner shall not transfer any of its Units except in the event each of the following conditions is met:

             (a) the transferee is an 80% or more owned Affiliate of Kemper (in the case of a transfer by a Kemper Partner), or an 80% or more owned Affiliate of Lumbermens (in the case of a transfer by a Lumbermens Partner);

             (b) the transfer does not violate the then applicable Federal and state securities law or rules;

             (c) the transfer does not affect the Partnership's existence or qualification as a limited partnership under the Act;

             (d) the transfer does not result in a tax-exempt entity, within the meaning of Section 168(h)(2) of the Code, becoming a Partner; and

             (e) prior to such transfer, the Partnership receives an opinion, from counsel satisfactory to both Managing General Partners and in form and substance satisfactory to both Managing General Partners, to the effect set forth in (b) and (c) above. Such opinion of counsel shall also include an opinion to the effect that such transfer would not result in the termination of the Partnership (and, in the case of a transfer by either Managing General Partner, would not result in the Partnership becoming taxable as a corporation) for Federal income tax purposes or in the Partnership being treated as a publicly-traded partnership taxable as provided in Section 7704 of the Code, if either managing General Partner determines that any such termination or treatment could reasonably be expected to affect the Partnership or any Partner adversely.


                            ARTICLE XIV

                        WITHDRAWAL OF PARTNERS;
          WITHDRAWAL OR REMOVAL OF MANAGING GENERAL PARTNERS

            Section 14.1. Voluntary Withdrawal. Except as provided in Section 13.1, no General Partner or Limited Partner shall voluntarily withdraw from the Partnership at any time during the term of the Partnership.

            Section 14.2.  Withdrawal of Managing General Partners.
   No Managing General Partner shall withdraw, resign or retire as a Managing General Partner without the prior written approval of the other Managing General Partner unless (i) a new Managing General Partner is appointed by the withdrawing, resigning or retiring Managing General Partner and expressly assumes all the rights and obligations of the withdrawing, resigning or retiring Managing General Partner hereunder, and (ii) the withdrawing, resigning or retiring Managing General Partner transfers its Units to such new Managing General Partner in accordance with Sections 13.1(c) and 13.2.


                             ARTICLE XV

                       ADMISSION OF PARTNERS

            Section 15.1.  Admission of a Managing General Partner.
   A substitute or successor Managing General Partner designated in accordance with Article XIV shall be admitted as, or become, a substitute or successor Managing General Partner concurrently with the withdrawal of the predecessor Managing General Partner and the substitute or successor Managing General Partner shall carry on the business of the Partnership with the remaining Managing General Partner without dissolution of the Partnership.

            Section 15.2.  Admission of General Partners and Limited.
   The transferee of a Unit or Units from a General Partner or a Limited Partner in accordance with Sections 13.1(c) and 13.2 shall be admitted as a General Partner or a Limited Partner, as the case may be. The Managing General Partners may, by mutual agreement, admit new General Partners or Limited Partners or, with the consent of a Limited Partner, convert such Limited Partner to a General Partner. If any new Partner is admitted in accordance with the foregoing sentence, the Managing General Partners may, by mutual agreement, reallocate the Units held by the Partners in order to assign Units to such new Partner.


                           ARTICLE XVI

                   TERMINATION AND DISSOLUTION

           Section 16.1.  Dissolution.  (a)  The
   Partnership shall not be dissolved by the admission of a Limited Partner or a General Partner or by the admission of a successor Managing General Partner, in each case in accordance with the terms of this Agreement. The Partnership shall not be dissolved by the withdrawal of any Partner.

           (b) The Partnership shall dissolve, and its affairs shall be wound up, upon:

             (i) the expiration of its term as provided in  Section  1.4;

             (ii) the occurrence of any event (other than an event described in Section 16.1(b)(iii)) that under the Act results in a Managing General Partner ceasing to be a general partner of the Partnership (other than by withdrawal in accordance with Section 14.2);

             (iii) the bankruptcy or the dissolution of either Managing General Partner;

             (iv) the sale of all or substantially all of the Contributed Property and other assets of the Partnership; or

             (v) any other date selected by both Managing  General  Partners;

   provided, that the Partnership shall not be dissolved upon an event described in Section 16.1(b)(ii) or (iii) if, within 90 days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a successor to the affected Managing General Partner, which appointment shall be made by the Kemper Partners if the affected Managing General Partner is the Kemper Managing General Partner, and by the Lumbermens Partners if the affected Managing General Partner is the Lumbermens Managing General Partner.

             For purposes of this Section 16.1, bankruptcy of a Managing General Partner shall be deemed to have occurred when (i) it commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) it is adjudged as bankrupt or insolvent, or has entered against it a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect, (iii) it executes and delivers a general assignment for the benefit of its creditors, (iv) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (i) above, (v) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, (vi) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (vii) the appointment without its consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (viii) an appointment referred to in clause (vii) is not vacated within 90 days after the expiration of any such stay.

             Section 16.2. Continuation of the Business of the Partnership after Dissolution; Liquidating Trustee.

   (a) Subject to Section 16.1 and the provisions of the Act, dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Partnership's Certificate of Limited Partnership shall have been cancelled and the assets of the Partnership shall have been distributed as provided herein (the period between dissolution and the termination of the Partnership being hereinafter referred to as the "Dissolution Period"). During the Dissolution Period, if dissolution has occurred because one or both of the Managing General Partners has withdrawn from the Partnership, then the Kemper Partners may appoint a new Kemper Managing General Partner (if the Kemper Managing General Partner has withdrawn), and the Lumbermens Partners may appoint a new Lumbermens Managing General Partner (if the Lumbermens Managing General Partner has withdrawn). During the Dissolution Period, if no such replacement Managing General Partner has been appointed, the affairs of the Partnership shall be conducted by, and all powers conferred on the Managing General Partners hereunder shall be exercised by, the remaining Managing General Partner, if any, or if no Managing General Partner remains, then by a liquidator or liquidating committee approved by the Majority Partners, acting as a trustee (the "Liquidating Trustee") for purposes of liquidation. The Liquidating Trustee shall be entitled to receive such compensation for its services as may be approved by the Majority Partners, and may be removed at any time, with or without cause, by the Majority Partners. Upon dissolution, removal or resignation of the Liquidating Trustee, the Majority Partners shall appoint a successor Liquidating Trustee (who shall have and succeed to all rights, powers and duties of the original Liquidating Trustee).

             (b) Except as expressly provided in this Article XVI, the Liquidating Trustee approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing General Partners under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidating Trustee to carry out the duties and functions of the Liquidating Trustee hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidating Trustee to complete the winding up and liquidation of the Partnership as provided for herein.

             Section 16.3.  Distribution on Liquidation.
   If the Partnership shall dissolve in accordance with the terms of  this
   Article XVI, the Partnership shall complete any business then in progress and commence to wind up its affairs, liquidate its assets and apply and distribute the proceeds therefrom and all other Partnership assets in the following rank and order:

             (a) to pay all expenses of liquidation and all debts and liabilities of the Partnership, in the order provided by law;

             (b) to establish any reserves deemed necessary for contingent or unforeseen liabilities of the Partnership, if any; and

             (c) to distribute all remaining assets to the Partners pro rata in accordance with the number of Units held by each Partner.

             Section 16.4.  Distributions in Kind.
   Notwithstanding the provisions of Section 16.3 that require the liquidation of the assets of the Partnership, if the Majority Partners (other than the Managing General Partner as to whom the event described in Section 16.1 has occurred) consent in writing, the Partnership may retain some or all of the assets of the Partnership for distribution in kind in accordance with the provisions of Section 16.3. Assets that are distributed in kind may be divided among the Partners or distributed to the Partners as tenants in common, as may be approved in writing by such remaining Partners, with each Partner receiving property having a relative fair market value determined in accordance with the percentage of the total number of Units held by each Partner.

            Section 16.5.  Cancellation of Certificate of Limited
  Partnership. Upon the completion of the distribution of Partnership cash and property as provided in sections 16.3 and 16.4, the Partnership shall be terminated, and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

            Section 16.6.  Reasonable Time for Winding Up.
  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to
  Section 16.3 in order to maximize any gains or minimize any losses otherwise attendant upon such winding up and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

            Section 16.7. Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership's property.


                            ARTICLE XVII

                           MISCELLANEOUS

            Section 17.1.  No Conflicting Agreements or Actions.
  No Partner shall enter into any agreements or arrangements of any kind with any Person that are inconsistent with the provisions of this Agreement. Each Partner agrees that it will not, in its capacity as an equity holder, take any action or pursue any remedies under any joint venture agreement, stockholders agreement or any other agreement relating to the Real Estate Projects which is inconsistent with, or in contravention of, the agreements set forth herein. In the event of a conflict between any other provisions of this Agreement and the provisions of the Formation Agreement, Management Agreement, KBPI Stockholders Agreement or any Joint Venture Agreement, the provisions of such other agreement shall govern, except that nothing in any such other agreement shall override (i) the right and obligation of each Managing General Partner to make decisions and take actions jointly with the other Managing General Partner hereunder, or (ii) the obligation of each Limited Partner and each General Partner to take no action with respect to the Real Estate Projects, the Joint Ventures, KBPI or any KBPI Subsidiaries, the Participating Mortgage Projects or the Option Properties, in its capacity as an equity holder without the consent of both Managing General Partners except as expressly set forth herein.

            Section 17.2. Information. To the extent that any Partner receives a notice or other information regarding any Real Estate Project, as a stockholder, joint venturer or otherwise, which notice or information has not been delivered to the Managing General Partners, such Partner shall promptly deliver such notice or information to the Managing General Partners.
  Without limiting the foregoing, if any Partner receives notice of any of the events or claims described in Section 11.3(b) from any Person other than one of the Managing General Partners, such Partner shall promptly notify the Managing General Partners thereof. The Lumbermens Managing General Partner shall deliver to the Kemper Managing General Partner a copy of any notice or other information delivered to the Lumbermens Managing General Partner at the address set forth in Section 1.3 hereof.

            Section 17.3.  Injunctive Relief.
  The Partners acknowledge that a breach of the provisions of this Agreement can not be compensated adequately by money damages. Accordingly, any party hereto shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any provision of this Agreement, and in either case no bond or other security shall be required in connection therewith. If any action shall be brought in equity to enforce any of the provisions of this Agreement, no party hereto shall raise the defense that there is an adequate remedy at law.

             Section 17.4.  Successors and Assigns.
   This Agreement shall, subject to the limitations on transfers of interests and assignment of rights contained herein, be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, executors, administrators, successors and assigns of the parties.

             Section 17.5.  Governing Law; Consent to Jurisdiction.
   (a) This Agreement shall be deemed to be made under and governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of laws.

             (b) Each party to this Agreement (i) hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Illinois for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this paragraph shall affect or limit any right to bring any suit, action or proceeding in any other jurisdiction where the same may be brought and adjudicated.

             Section 17.6.  Notices.  All notices or
   other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally, (b) four days after mailing when sent by registered or certified mail and (c) the next business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, in each case as follows:

             (a)  If to any Lumbermens Partner:

                  c/o Lumbermens Mutual Casualty Company
                  Route 22 and Kemper  Drive
                  Long Grove, Illinois  60049
                  Attention:  Chief Financial Officer
                              and General Counsel
                  Telecopy:  (708)  540-4550


             (b)  If to any Kemper  Partner:

                  c/o Kemper Corporation
                  Route 22 and Kemper  Drive
                  Long Grove, Illinois  60049
                  Attention:  Chief Financial Officer
                              and General Counsel
                  Telecopy:  (708)  540-4694

                  with a copy to:

                 Kemper Financial Services, Inc.
                 120 South LaSalle Street
                 Chicago, Illinois  60603
                 Attention:  Executive Vice President,
                             Real Estate Investments

   or to such other address as such party may indicate by a notice delivered to the other parties hereto.

            Section 17.7. Severability. If any term or condition of this Agreement, or application thereof to any Person or circumstance, shall to any extent be held invalid or unenforceable, the remainder of this Agreement, or application of such term or condition to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect.

            Section 17.8.  Amendment; Waiver.
   (a) This Agreement may be amended by the written approval of the Managing General Partners and the Majority Partners (which may include the Managing General Partners); provided, however, that no such amendment shall, without the consent of all Partners, change or alter this Section 17.8, extend the term of the Partnership, reduce the number of Units held by any Partner (except as contemplated by Section 15.2), increase the obligations of any Partner or, except as provided in Section 5.2, modify the percentage of Profits or Losses allocated to, or the percentage of distributions to be made to, any Partner or modify the provisions of Section 4.1; and provided, further, that no such amendment shall become effective until the Partnership shall have received an opinion, from counsel satisfactory to the Managing General Partners and in form and substance satisfactory to the Managing General Partners, to the effect that such amendment will not adversely affect the classification of the Partnership as a partnership for Federal income tax purposes, and that such amendment is not prohibited by the Partnership Agreement or the Act. Any such amendment shall be embodied in an instrument signed by the Managing General Partners and by the Majority Partners and shall be adhered to and have the same effect from and after its effective date as if the same had been originally embodied in and formed a part of this Agreement.

             (b) Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be evidenced by a writing signed by the party against whom the waiver is sought to be enforced.

             Section 17.9.  Counterparts.
   This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, and all of which, taken together, shall constitute one agreement.

             Section 17.10.  Titles and Captions.
   All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

             Section 17.11.  Pronouns and Plurals.
   Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

             Section 17.12.  Further Action.
   The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

             Section 17.13.  Creditors.
   None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

             Section 17.14.  No Third Party Beneficiaries.
   No provision of this Agreement shall be construed to give any Person not a party hereto any legal or equitable right, remedy or claim under or in respect hereof.

             Section 17.15.  Entire Agreement.
   This Agreement, including all Schedules attached hereto, the Formation Agreement and the agreements contemplated by the Formation Agreement and executed on or before the date hereof constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other understandings, written or oral, with respect to the subject matter hereof.

             IN WITNESS WHEREOF, the parties hereto have executed this Master Limited Partnership Agreement as of the day and year first above written.


   KILICO REALTY CORPORATION           KR CLAY CAPITAL, INC.
        /S/ J. H. FITZPATRICK               /S/ JOHN E NEAL
   By:                                 By:

        Vice  President
   Its:                                Its:

   FEDERAL KEMPER LIFE ASSURANCE       KR LAFAYETTE APARTMENTS, INC.
     COMPANY                                ISI JOHN E NEAL
        /S/ J. H. FITZPATRICK
   By:                                 By:

        Vice  President
   Its:                                Its:

   KEMPER INVESTORS LIFE               FKLA REALTY CORPORATION
     INSURANCE  COMPANY
        /S/ J. H. FITZPATRICK               /S/ J. H. FITZPATRICK
   By:                                 By:

        Vice  President                     Vice President
   Its:                                Its:

   KR VENTURE WAY, INC.                 KR DELTA WETLANDS, INC.
        /S/ JOHN E NEAL                     /S/ JOHN E NEAL
   By:                                 By:

       Its:                                     Its:

       KR CRANBURY, INC.                         KR BLACK MOUNTAIN, INC.
           /S/  JOHN  E  NEAL                        /S/ JOHN E NEAL
       By:                                      By:

       Its:                                     Its:

       KR BRANNAN RESOURCES, INC.                KR SEAGATE/GATEWAY NORTH, INC.
            /S/  JOHN  E  NEAL                        /S/ JOHN E NEAL

       By:                                      By:

       Its:                                     Its:

                                                 KR RED HILL ASSOCIATES, INC.
                                                     /S/ JOHN E NEAL

                                                By:

                                                Its:

       KR AVONDALE REDMOND, INC.                 AMERICAN MOTORISTS INSURANCE
                                                  COMPANY
           /S/  JOHN  E  NEAL                        /S/ W L WHITE
       By:                                      By:

                                                     Executive Vice President
       Its:                                     Its:

       AMICO REALTY CORPORATION                 KEMPER REALTY CORPORATION
            /S/ W L WHITE                            /S/ W L WHITE

       By:                                      By:
            Executive Vice President                 Executive Vice President
       Its:                                     Its:

       KEMPER PORTFOLIO CORP.                         KFC PORTFOLIO CORP.
            /S/ J. H. FITZPATRICK                    /S/ J. H. FITZPATRICK
       By:                                      By:
            Vice    President                        Vice President
       Its:                                     Its: